Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Skylab USA, Inc.

We hereby consent to the use in this Registration Statement on Form S-1 of Skylab USA, Inc. of our report dated December 4, 2017, relating to our audit of the financial statements of Skylab Apps, Inc. as of and for the years ended December 31, 2016 and 2015 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

Dave Banerjee, CPA, an Accountancy Corporation

Dave Banerjee CPA, an Accountancy Corporation

Woodland Hills, CA

September 10, 2018